Exhibit 99.1
Item 6. Selected Financial Data (Updated).
The information set forth below has been revised for the adoption of Financial Accounting Standards Board Staff Position (FSP) Accounting Principles Board Opinion (APB) No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB No. 14-1), and FSP Emerging Issues Task Force (EITF) Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (FSP EITF 03-6-1) and should be read in conjunction with the “Results of Operations” section included in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended March 31,
STATEMENT OF OPERATIONS DATA	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Revenue	$4,271	$4,277	$3,943	$3,772	$3,583
Income from continuing operations(1)	671	479	103	143	12
Basic income from continuing operations per share	1.29	0.92	0.19	0.25	0.02

Diluted income from continuing operations per share	1.29	0.92	0.19	0.25	0.02

Dividends declared per common share	0.16	0.16	0.16	0.16	0.08

	March 31,
BALANCE SHEET AND OTHER DATA	2009	2008	2007	2006	2005
	(in millions)
Cash provided by continuing operating activities	$1,212	$1,103	$1,068	$1,380	$1,527
Working capital surplus (deficit)	120	190	(51)	(462)	199
Working capital, excluding deferred revenue (2)	2,551	2,854	2,332	1,694	2,243
Total assets	11,241	11,731	11,479	11,118	11,726
Long-term debt (less current maturities)	1,287	2,155	2,472	1,683	1,653
Stockholders’ equity	4,362	3,750	3,716	4,798	5,130

(1)	In fiscal 2009, 2008 and 2007 we incurred after-tax charges of $64 million, $74 million and $124 million, respectively, for restructuring and other costs. In fiscal 2007, we also incurred after-tax charges of $6 million for write-offs of in-process research and development costs due to acquisitions.

In fiscal 2006, we incurred after-tax charges of $54 million for restructuring and other costs and an after-tax benefit of $5 million relating to the gain on the divestiture of assets that were contributed during the formation of Ingres Corp. We also incurred an after-tax charge of $18 million for write-offs of in-process research and development costs due to acquisitions.

In fiscal 2005, we incurred after-tax charges of $144 million related to shareholder litigation and government investigation settlements, a tax expense charge of $55 million related to the planned repatriation of $500 million in cash under the American Jobs Creation Act of 2004, and after-tax charges of $17 million for severance and other expenses in connection with a restructuring plan.

(2)	Deferred revenue includes all amounts billed or collected in advance of revenue recognition from all sources including subscription license agreements, maintenance, and professional services. It does not include unearned revenue on future installments not yet billed as of the respective balance sheet dates.